News Release

Firsthand Technology Value Fund Portfolio Company
Nutanix Goes Public

San Jose, CA, September 30, 2016 – Firsthand Technology Value Fund, Inc. (NASDAQ: SVVC) (the “Fund”), a publicly traded venture capital fund that invests in technology and cleantech companies, announced today that Nutanix, a Fund holding since May 2015, went public today through an initial public offering (“IPO”). The IPO was priced last evening at $16.00 per share, resulting in proceeds to the company of approximately $238 million. The shares, which now trade on the NASDAQ under the ticker symbol “NTNX”, opened their first day of trading at $26.50.
“In what has been a challenging environment for tech IPOs, we are excited about the successful public debut for Nutanix,” stated Kevin Landis, Firsthand’s CEO. “This marks the 7th IPO for our fund since its inception in 2011 and follows the successful exits of Mattson and Tapad earlier this year.”
The Fund holds 459,772 shares of Nutanix common stock as of September 30, 2016, at an approximate average cost of $16.04 per share. The Fund’s shares are subject to a customary 180-day lockup provision.

Nutanix is a provider of so-called "hyperconverged" data center equipment that merges computing, storage, and networking capabilities in a single piece of equipment. The company's products offer corporate customers access to technologies similar to those used by Google, Amazon, and Facebook in their own data centers.

About Firsthand Technology Value Fund
Firsthand Technology Value Fund, Inc. is a publicly traded venture capital fund that invests in technology and cleantech companies. More information about the Fund and its holdings can be found online at www.firsthandtvf.com.

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News Release

The Fund is a non-diversified, closed-end investment company that elected to be treated as a business development company under the Investment Company Act of 1940. The Fund’s investment objective is to seek long-term growth of capital. Under normal circumstances, the Fund will invest at least 80% of its total assets for investment purposes in technology and cleantech companies. An investment in the Fund involves substantial risks, some of which are highlighted below. Please see the Fund’s public filings for more information about fees, expenses and risk. Past investment results do not provide any assurances about future results.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release contains "forward-looking statements" as defined under the U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will," and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to materially differ from the Fund’s historical experience and its present expectations or projections indicated in any forward-looking statement. These risks include, but are not limited to, changes in economic and political conditions, regulatory and legal changes, technology and cleantech industry risk, valuation risk, non-diversification risk, interest rate risk, tax risk, and other risks discussed in the Fund’s filings with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Fund undertakes no obligation to publicly update or revise any forward-looking statements made herein. There is no assurance that the Fund’s investment objectives will be attained. We acknowledge that, notwithstanding the foregoing, the safe harbor for forward-looking statements under the Private Securities Litigation Reform Act of 1995 does not apply to investment companies such as us.

Contact:

Heather Hohlowski
Firsthand Capital Management, Inc.
(408) 624-9525
vc@firsthandtvf.com